Exhibit 4.11

Dated

(1)LOMBARD MEDICAL, INC. (2)OXFORD FINANCE LLC

DEBENTURE
Relating to all assets of Lombard Medical, Inc.

Clifton House
75 Fort Street
PO Box 190
Grand Cayman KY1-1104
Cayman Islands

BW/LR/423043.0003

CONTENTS
Clause                                                                                                                                                                        Page
1.	Interpretation
2.	Covenant to pay
3.	Interest
4.	Fixed and Floating Charges
5.	Restrictions on the Chargor
6.	Events of Default
7.	Covenants by the Chargor
8.	Further security
9.	Powers of the Collateral Agent
10.	Appointment and Powers of Receiver
11.	Power of Attorney
12.	Continuing Security
13.	Currency
14.	Indemnity
15.	Miscellaneous
16.	Governing Law
SIGNATORIES

THIS DEBENTURE is dated April 24 2015 (this Deed)
PARTIES
(1)	LOMBARD MEDICAL, INC., an exempted company incorporated with limited liability under the laws of the Cayman Islands (Chargor);
(2)	Oxford Finance LLC as security agent and collateral agent (Collateral Agent which expression shall include the Collateral Agent’s successors and assigns).
BACKGROUND
(A)
Pursuant to a loan and security agreement dated on or about the date of this Deed (Loan Agreement) and made between Lombard Medical Technologies, Inc. (Borrower), the Collateral Agent and the Lenders (as defined therein), the Lenders have agreed to make certain facilities to the Borrower.

(B)	The Borrower is an indirect, wholly-owned subsidiary of the Chargor.
(C)	It is a condition precedent to the making of facilities under the Loan Agreement that the Chargor enters into this Deed in favour of the Collateral Agent.
(D)	This Deed is given by the Chargor as continuing security for the Secured Liabilities (as defined below).
AGREED TERMS
1.	INTERPRETATION
1.1	The following terms and expressions shall have the following meanings, save where the context otherwise requires:
(a)	Charged Assets: the goodwill, undertaking, property, assets, revenues and rights charged under clause 5;
(b)	Charged Property: the property referred to in clause 5.1(a);
(c)	Default Rate: has the meaning given to it in the Loan Agreement;
(d)	Event of Default: has the meaning given to it in the Loan Agreement;
(e)
Liability: any present or future obligation or liability for the payment of money, whether in respect of principal, interest or otherwise, whether actual or contingent, whether owned jointly or severally and whether a principal or surety or in any other capacity and including any amount which would constitute such a liability but for any discharge, non-probability, unenforceability or non-allowability of the same in any insolvency or other proceedings;

(f)	Loan Agreement: is defined at Recital (A);
(g)	Loan Documents: has the meaning given to it in the Loan Agreement;
(h)	Obligor: has the meaning given to it in the Loan Agreement;
(i)
Secured Liabilities: all present and future Liabilities of the Chargor and any other Obligor to the Secured Parties to or any of thereof under or in relation to any one or more of the Loan Documents (including, without limitation, all Liabilities arising out of any extension, variation, modification, restatement or novation (however fundamental) but excluding any money, obligation or liability which would cause the covenant set out in clause 2 or the security which would otherwise be constituted by this Deed to be unlawful or prohibited by any applicable law or regulation;

(j)	Receiver has the meaning given to it in clause 11.1 and shall include any substituted receiver(s) and manager(s);
(k)	Secured Party: means the Collateral Agent and each Lender together with any Receiver; and
(l)	Securities: the property referred to in clause 5.1(b).
1.2	In this Deed the expressions the “Chargor” and the “Collateral Agent” where the context admits include their respective successors and assigns whether immediate or derivative.
1.3
Words importing any gender shall include any other gender and words importing the singular number only shall include the plural number and vice versa and words importing persons and all references to persons shall include corporations and firms.

1.4	Unless the context otherwise requires, reference to clause, sub-clause or schedule is to a clause, sub-clause or schedule (as the case may be) of or to this Deed.
1.5	The clause headings do not form part of this Deed, are for convenience only and shall not be taken into account in its construction or interpretation.
1.6	Capitalised terms not otherwise defined in this Deed shall have the meanings given to them in the Loan Agreement.
2.	GUARANTEE AND INDEMNITY
2.1	The Chargor irrevocably and unconditionally:
(a)	guarantees to the Collateral Agent punctual performance by each other Obligor of all that Obligor's obligations under the Loan Documents;
(b)
undertakes with the Collateral Agent that whenever another Obligor does not pay any amount when due under or in connection with any Loan Document, the Chargor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with the Collateral Agent that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Collateral Agent immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Loan Document on the date when it would have been due.  The amount payable by a Chargor under this indemnity will not exceed the amount it would have had to pay under this clause 2.1 if the amount claimed had been recoverable on the basis of a guarantee.

3.	COVENANT TO PAY
3.1	The Chargor hereby covenants to repay to the Collateral Agent on demand the Secured Liabilities when they become due.
4.	INTEREST
4.1
Any amount which is not paid under this Deed when due shall bear interest at the Default Rate (both before and after judgment and payable on demand) from its due date up to the date of a final payment, such interest to accrue at a daily basis.

5.	FIXED AND FLOATING CHARGES
5.1	As a continuing security for the payment of all money and the discharge of the Secured Liabilities, the Chargor as beneficial owner hereby charges to the Collateral Agent:
(a)
all freehold and leasehold property of the Chargor both present and future and all buildings and fixtures (including trade fixtures), plant machinery, vehicles, computers and office and other equipment of the Chargor both present and future (excluding stock in trade of the Chargor) from time to time on any such property with the benefit of all existing and future leases, underleases, tenancies and agreements relating to such property (including all rents and profits from such property) (Charged Property);

(b)
all stocks, shares, bonds and securities of any kind whether marketable or otherwise and all other interests including (but not limited to) loan capital of the Chargor both present and future in any company, firm, consortium or entity including all allotments, accretions, offices, rights, benefits and advantages at any time accruing, offered or arising in respect of or incidental to such stocks, shares, bonds and securities and all stocks, shares, rights, money or property accruing to them or offered at any time by way of conversion, redemption, bonus, preference, option or otherwise in respect of them (Securities);

(c)
all book and other debts, revenues and claims both present and future (including things in action which may give rise to a debt, revenue or claim) due or owing or which may become due or owing to or purchased or otherwise acquired by the Chargor and the full benefit of all rights and remedies in relation to such book and other debts, revenues and claims including (but not limited to) any negotiable or non-negotiable instruments, guarantees, indemnities, debentures, legal and equitable charges and other security reservation of proprietary rights, rights of tracing liens and all other rights and remedies of any nature in respect of such property;

(d)
the cash, uncalled capital, goodwill and all patents, patent applications, trademarks, trade names, registered designs and copyrights and all licences and ancillary and connected rights relating to the intangible property both present and future of the Chargor;

(e)
the undertaking and all other assets of the Chargor both present and future including (but not limited to) the stock in trade of the Chargor and the property described in clauses 5.1(a) – (d) (if and insofar as the charges on such property or on any part or parts of such property contained in this Deed shall for any reason be ineffective as fixed charges).

(f)	The charges created by clause 5.1 shall as regards the property described in clauses 5.1(a) – (d) be fixed charges and as to the property described in clause 5.1(e) shall be a first floating charge.
6.	RESTRICTIONS ON THE CHARGOR
6.1	The Chargor covenants that it will not (without the prior consent in writing of the Collateral Agent):
(a)	sell, assign, discount, part or pledge, charge or otherwise dispose of all or any part of the property described in clause 5.1(c) or deal with it save in accordance with clause 8.2(k); or
(b)
(except for charges in favour of the Collateral Agent created under this Deed) create or attempt to create or permit to subsist any mortgage, debenture, charge or pledge or permit any lien or other encumbrance (save a lien arising by operation of law in the ordinary course of trading) to arise on or affect all or any of the Charged Assets; or

(c)
part with possession or transfer, sell, lease or otherwise dispose of all or any of the Charged Assets or attempt so to do (save in the case of stock in trade charged by way of floating charge only which may be sold at market value in the usual course of trading conducted at the date of this Deed and for the purpose of carrying on its business).

6.2
Notwithstanding anything in this Deed, if the Chargor charges, pledges or otherwise encumbers, contrary to clause 6.1(b), any of the Charged Assets described in clause 5.1(e) or attempts to do so without the prior consent in writing of the Collateral Agent or if any creditor or other person attempts to bring any distress, execution, sequestration or other process against any of the Charged Assets described in clause 5.1(e) the floating charge created under this Deed over those assets shall automatically without notice operate as a fixed charge instantly on such event occurring.

6.3
During the continuance of this security the statutory and other powers of leasing, letting, entering into agreements for leases or lettings and accepting or agreeing to accept surrenders of leases or tenancies shall not in relation to all or any part of the Charged Assets be exercisable by the Chargor nor shall the Chargor part with possession of all or any part of the Charged Assets nor confer any licence, right or interest to occupy nor grant any licence or permission to assign, underlet or part with possession of all or any part of the Charged Assets nor agree, suffer or permit any variation or addition to the terms of any lease, tenancy or licence without in every such case obtaining the prior consent in writing of the Collateral Agent.

7.	EVENTS OF DEFAULT
7.1
All money and liabilities secured under this Deed shall immediately become due and payable on demand and the security shall become enforceable upon the occurrence of an Event of Default which is continuing.

7.2
The Chargor hereby covenants immediately to notify the Collateral Agent in writing of the occurrence of an Event of Default or of the occurrence of any event which with the lapse of time or giving of notice would or may constitute an Event of Default.

8.	COVENANTS BY THE CHARGOR
8.1	The Chargor hereby represents and warrants to the Collateral Agent and to each Secured Party that:
(a)	it is an exempted company incorporated and in good standing under the laws of the Cayman Islands,
(b)	it is duly qualified to do business wherever necessary to carry on its present operations,
(c)
the making and performance of this Deed is within its powers having been duly authorised by all necessary governmental and corporate approvals and does not contravene any law or any contractual restriction binding on the Chargor or its memorandum and articles of association,

(d)	this Deed is a legal, valid and binding obligation of the Chargor enforceable against the Chargor in accordance with its terms,
(e)	there are no pending or threatened actions or proceedings before any court or administrative agency which may materially adversely affect the Chargor or its financial conditions and operations, and
(f)
it has good title to, have rights in, and the power to transfer each item of the Charged Assets upon which it purports to grant a security interest under this Deed, free and clear of any and all security interests,

8.2	The Chargor hereby further covenants with the Collateral Agent that during the continuance of this security the Chargor will at all times and as applicable immediately:
(a)	notify the Collateral Agent by fax and confirm in writing of the occurrence of any event which will or may in due course constitute an Event of Default;
(b)
conduct and carry on its business in a proper, efficient and business-like manner and not make any substantial alteration in the nature of or mode of conduct of that business and keep or cause to be kept proper books of account relating to such business;

(c)
pay into such account as the Collateral Agent may direct all money which it shall receive in respect of book or other debts and, without prejudice to the provisions of this Deed, the Chargor shall not without the prior consent of the Collateral Agent sell, factor, discount, charge or assign any assets described in clause 5.1(c) or purport to do so and shall if called upon by the Collateral Agent from time to time execute legal assignments of any book or other debts to the Collateral Agent;

(d)
observe and perform all covenants and stipulations from time to time affecting its freehold or leasehold property or the mode of user or enjoyment of such property and not, without the prior consent in writing of the Collateral Agent, enter into any onerous or restrictive obligations affecting any such property nor do or suffer or omit to be done any act, matter or thing which would infringe any provision of any statute, order or regulation from time to time in force affecting any such property;

(e)
observe and perform all covenants and stipulations from time to time affecting its patents, patent applications, trademarks, trade names, registered designs and copyrights and all other industrial or intangible property or any licence or ancillary or connected rights from time to time relating to industrial or intangible property and preserve and maintain and renew when necessary or desirable all such licences and rights;

(f)	use its best endeavours to enforce and, at its own cost, institute, continue or defend all proceedings relating to any of the Charged Assets;
(g)
keep all buildings and erections and all plant, machinery, fixtures, fittings, vehicles, computers and office and other equipment and every part of such property in good and substantial repair and in good working order and condition and not pull down or remove or sell or otherwise dispose of any of such property without the prior consent in writing of the Collateral Agent except in the ordinary course of use, repair, maintenance or improvement. If the Chargor is at any time in default in complying with this covenant the Collateral Agent shall be entitled but not bound to repair and maintain such property with power for the Collateral Agent, its agents and their respective employees to enter any of the Chargor's property for that purpose or to inspect that property and any sum so expended by the Collateral Agent shall be repayable by the Chargor to the Collateral Agent on demand together with interest at the Default Rate from the date of payment by the Collateral Agent;

(h)
at its own expense insure and keep insured any of the Charged Assets of an insurable nature with insurers previously approved by the Collateral Agent in writing against loss or damage by fire, burglary, theft, civil commotion, explosion, aircraft, hurricane, flood, storm, tempest, lightning, burst pipes and such other risks and contingencies as the Collateral Agent shall from time to time request to the full replacement value of such assets from time to time including fees of architects, surveyors, engineers and all other professional fees and demolition charges together (in the case of leasehold properties) with loss of rent for 3 years in the joint names of the Chargor and the Collateral Agent or, at the option of the Collateral Agent, in the name of the Chargor. The interest of the Collateral Agent shall be noted on the policy and the policy shall contain such provisions for the protection of the Collateral Agent as the Collateral Agent may reasonably require. The Chargor must maintain such other insurance policies (with the interest of the Collateral Agent noted on such policies) containing like provisions for the protection of the Collateral Agent as are normally maintained by prudent companies carrying on similar businesses. The Chargor shall pay within one week of them becoming due all premiums and other money necessary for effecting and keeping up such insurances and on demand produce to the Collateral Agent the policies of such insurance and proof of such payments failing which the Collateral Agent may take our or renew such insurances in any sum which the Collateral Agent may think expedient and all money expended by the Collateral Agent under this provision shall be reimbursed by the Chargor on demand and bear interest at the Default Rate from the date of payment by the Collateral Agent. All money to be received by virtue of any insurance maintained or effected by the Chargor (whether or not in pursuance of the obligations under this sub-clause) shall be paid to the Collateral Agent (or if not paid by the insurers directly to the Collateral Agent held on trust for the Collateral Agent) and shall at the option of the Collateral Agent be applied in reduction of the money obligations and liabilities secured under this Deed or in replacing, restoring or reinstating the property or assets destroyed, damaged or lost (any deficiency being made good by the Chargor);

(i)
punctually pay and indemnify the Collateral Agent and any Receiver appointed by it against all existing and future rent, rates, taxes, duties, charges, assessments, impositions and outgoings (whether imposed by agreement, statute or otherwise and whether in the nature of capital or revenue and even if wholly novel) now or at any time during the continuance of this security payable in respect of all or any part of the Charged Assets or by the owner or occupier of those assets. If any such sums shall be paid by the Collateral Agent or by any such Receiver then the sums shall be repaid by the Chargor on demand with interest at the Default Rate from the date of payment by the Collateral Agent or any such Receiver;

(j)
not (without the prior written consent of the Collateral Agent) vary, surrender, cancel, assign, charge or otherwise dispose of or permit to be forfeit any lease of leasehold premises or any credit, sale, hire purchase, rental or like agreement for any equipment used in its business considered by the Collateral Agent to be material and generally fulfil its obligations under every such lease and agreement and when required, produce to the Collateral Agent proof of all payments from time to time due from the Chargor under such lease or agreement;

(k)
get in and realise all book and other debts and claims charged under this Deed in the ordinary course of its business and pay into such account as the Collateral Agent shall from time to time direct all money which it may receive in respect of those book and other debts and claims immediately on receipt and pending such payment hold such money on trust for the Collateral Agent and not (without the prior consent in writing of the Collateral Agent) charge or otherwise dispose of or release, exchange, compound, set off or grant time or indulgence or otherwise deal with all or any of those book and other debts and claims or purport so to do;

(l)
not (without the prior consent in writing of the Collateral Agent) form or co-operate in the formation of, purchase or acquire any new subsidiary, permit any subsidiary to issue any share or loan capital except to the Chargor or to a wholly-owned subsidiary of the Chargor or transfer assets hereby charged to any subsidiary save on terms previously approved in writing by the Collateral Agent;

(m)
not do or cause or permit to be done anything which may in any way depreciate, jeopardise or otherwise prejudice the value to the Collateral Agent of the security hereby charged and not (without the prior consent in writing of the Collateral Agent) incur any expenditure or liabilities of an exceptional or unusual nature;

(n)
deposit with the Collateral Agent, its solicitors or a nominee of the Collateral Agent and permit the Collateral Agent, its solicitors or its nominee during the continuance of this security to hold and retain the following:

(i)	all deeds and documents of title relating to all freehold and leasehold property from time to time belonging to the Chargor (and the insurance policies relating to such property);
(ii)
all stock and share certificates and documents of title relating to the Securities and such deeds of transfer in blank and other documents as the Collateral Agent may from time to time require for perfecting its title to the Securities (executed by or signed on behalf of the registered holder) or for vesting or enabling it to vest the Securities in itself or its nominees or in any purchaser;

(iii)	all assurance policies from time to time effected by the Chargor on the lives of key employees; and
(iv)	all such documents relating to the Charged Assets as the Collateral Agent may from time to time require; and
(v)	not (without the prior consent in writing of the Collateral Agent) permit any person
(A)
to be registered as proprietor of any freehold or leasehold property present or future from time to time hereby charged nor create or permit to arise any overriding interest affecting such property, or

(B)	to become entitled to any proprietary right or interest which might affect the value of any land, fixtures or fixed plant and machinery hereby charged.
9.	FURTHER SECURITY
The Chargor shall at any time if and when required by the Collateral Agent execute such further legal or other mortgages, fixed or floating charges or assignments in favour of the Collateral Agent as the Collateral Agent shall from time to time require over all or any of the Charged Assets both present and future to secure all moneys, obligations and liabilities covenanted under this Deed to be paid or otherwise secured under this Deed, such further mortgages, charges or assignments to be prepared by or on behalf of the Collateral Agent at the cost of the Chargor and to contain an immediate power of sale without notice and such other clauses for the benefit of the Collateral Agent as the Collateral Agent may reasonably require.
10.	POWERS OF THE COLLATERAL AGENT
10.1
At any time after the Collateral Agent shall have demanded payment or discharge of any money, obligation or liability hereby secured, in addition to all other powers or rights vested in it by law or otherwise, the Collateral Agent may, without any notice except as hereinafter provided and whether or not it shall have appointed a Receiver, enter into possession and sell all or any of the goodwill, undertaking, assets, rights and property hereby charged (provided that, in the case of the charge over the Charged Assets described in clause 5.1(e), such charge shall, prior to the exercise of such power, operate as a fixed charge) or any part thereof at public or private sale or in any other manner and for such consideration and generally on such terms and conditions as the Collateral Agent may think fit.  Upon any such sale, the Collateral Agent shall have the right to deliver, assign and transfer to each purchaser thereof such goodwill, undertaking, assets, rights or property in the name and on behalf of the Chargor.

10.2
Each purchaser at any such sale shall hold the property so sold absolutely free from any equity or right of redemption of the Chargor who hereby specifically waive all rights of redemption, stay or appraisal which the Chargor has or may have under any rule or law or statute now existing or hereinafter adopted. The Collateral Agent shall give to the Chargor ten days written notice of its intention to make any such public or private sale. Such notice in case of public sale shall state the time and place fixed for such sale and in case of private sale the day on which such goodwill, undertaking, assets, rights and property or that portion thereof so being sold will first be offered for sale. Any such public sale shall be held at such time or times within ordinary business hours and at such place as the Collateral Agent may fix in the notice of such sale. At such sale, such goodwill, undertaking, assets, rights and property may be sold in one lot as an entirety or in separate parcels as the Collateral Agent may determine. The Collateral Agent shall not be obliged to make any public or private sale and may cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale on credit or for future delivery the undertaking, assets, rights and property so sold may be retained by the Collateral Agent until the selling price is paid by each purchaser thereof but the Collateral Agent shall incur no liability in the case of the failure of such purchaser to take up and pay for such undertaking, assets, rights and property so sold and in case of any such failing such undertaking, assets, rights and property may again be sold upon like notice. The Collateral Agent instead of exercising the power of sale herein conferred upon it may proceed by a suit or suits at law or in equity to foreclose this Deed and sell all or any of the goodwill, undertaking, property, assets and rights hereby charged or any part thereof under a judgment or decree of a court or courts of competent jurisdiction, the Chargor having been given due notice of all such action.

11.	APPOINTMENT AND POWERS OF RECEIVER
11.1
At any time after the Collateral Agent shall have demanded payment or discharge of any money, obligation or liability hereby secured or if requested by the Chargor, the Collateral Agent may in writing under its common seal or under the hand of any director, officer or manager for the time being of the Collateral Agent appoint any person to be a receiver (Receiver) of the undertaking, property, assets and rights hereby charged or any part thereof (with power to authorise any joint receiver to exercise any power independently of any other joint receiver) and may remove any Receiver so appointed and appoint another in his place.  In addition to all other powers vested in him by law or otherwise a Receiver shall have the power on behalf and at the cost of the Chargor to do or omit to do anything in relation to the undertaking, property or assets charged hereby or any part thereof and in particular (but without limitation), the following powers:

(a)
to take possession of, collect and get in and give receipts binding on the Chargor for all or any property, assets and rights hereby charged and to bring, defend or discontinue any proceedings or submit to arbitration in the name of the Chargor or otherwise as may seem expedient;

(b)	to make calls conditionally or unconditionally on the members of the Chargor in respect of uncalled capital;
(c)
to carry on, manage, develop, reconstruct, amalgamate or diversify or authorise or concur in any such action relating to, the business of the Chargor or any part thereof and to exercise in respect of the Securities, all voting or other powers or rights available to a registered holder thereof in such manner as he may think fit and to manage and conduct the same without being responsible for loss or damage and for any of those purposes to raise or borrow any money from or incur any liability to the Collateral Agent or others on such terms with or without security as he may think fit and so that any such security may be or include a charge on the whole or any part of the property hereby charged ranking in priority to this security or otherwise;

(d)
whether forthwith or later, to sell or concur in selling by public auction or private contract, and to let or concur in letting and to accept surrenders, grant licences or otherwise dispose of or deal with all or any of the goodwill, undertaking, assets, rights and property hereby charged in such manner and for such consideration and generally on such terms and conditions as the Receiver may think fit with full power to convey or otherwise transfer such goodwill, undertaking, assets, rights or property in the name and on behalf of the Chargor or other the estate owner and any such sale may be for cash, debentures or other obligations, shares, stocks or other valuable consideration and may be payable in a lump sum immediately or by instalments spread over such period as the Receiver shall think fit and so that any consideration received in a form other than cash shall ipso facto forthwith on receipt be and become charged with the payment of all moneys, obligations and liabilities secured hereby.  Plant, machinery and other fixtures may be severed and sold separately from the premises containing them without the consent of the Chargor being obtained thereto;

(e)	to make any arrangements or compromise, allow time for payment or enter into, abandon, cancel or disregard any contracts which he shall think expedient in the interests of the Collateral Agent;
(f)	to make and effect all repairs, improvements and renew such of the plant, machinery, chattels and property of the Chargor as he shall think fit and maintain, renew, take out or increase insurances;
(g)
to promote the formation of companies with a view to the same purchasing, leasing, licensing or otherwise acquiring all or any of the goodwill, undertaking, property, assets or rights of the Chargor or otherwise;

(h)
without any further consent by or notice to the Chargor, exercise on behalf of the Chargor all the powers, rights and provisions conferred on a landlord or a tenant at law or under any lease, sub-lease or other contract or agreement to which the Chargor is a party relating to rents or otherwise in respect of any part of the property hereby charged but without any obligation to exercise any of such powers and without any liability in respect of powers so exercised or omitted to be exercised;

(i)
to appoint managers, accountants, lawyers, agents, officers, servants and workmen for any of the aforesaid purposes at such salaries or remuneration and for such periods and upon such terms as he or they may determine; and

(j)
to sign any document, execute any deed and do all such other acts and things as may be considered to be incidental or conducive to any of the matters and powers aforesaid and which he may and can lawfully do as agent for the Chargor.

11.2
All money received by such Receiver or by the Collateral Agent in the exercise of any powers conferred by this Deed shall be applied after the discharge of any taxes or the remuneration and expenses of such Receiver and all liabilities having priority thereto in or towards satisfaction of such of the moneys, obligations and liabilities hereby secured and in such order as the Collateral Agent in its absolute discretion may from time to time conclusively determine.

11.3	A Receiver appointed by the Collateral Agent shall be the agent of the Chargor and the Chargor shall alone be solely responsible and liable for his acts, defaults or remuneration.
11.4
Neither the Collateral Agent nor any Receiver shall be liable to account as mortgagee in possession in respect of all or any of the property charged hereby nor be liable for any loss upon realisation or for any neglect or default or omission of any nature whatsoever for which a mortgagee in possession might be liable.

11.5
No purchaser, chargor or chargee or other person or company dealing with the Collateral Agent or with any Receiver appointed by it or with its or his, attorneys or agents shall be bound or concerned to see or  enquire whether the powers exercised or purported to be exercised have become exercisable or whether any money remains due actually or contingently on the security of this Deed or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall have been made or otherwise as to the propriety or regularity of such sale, calling in, collection or conversion or to see to the application of any money paid to the Collateral Agent and in the absence of mala fides on the part of such purchaser, mortgagor, mortgagee or other person or company such dealing shall be deemed so far as regards the safety and protection of such purchaser, chargor, chargee person or company to be within the powers hereby conferred and to be valid and effectual accordingly.

11.6
The Chargor hereby covenants with the Collateral Agent on demand to pay all costs, charges and expenses incurred by the Collateral Agent or by any Receiver appointed by it in the exercise of any powers conferred by this Deed or which they or he shall properly incur in or about the preservation or attempted preservation of this security or of the goodwill, undertaking, property, assets and rights hereby charged with interest at the highest rate payable by the Chargor to the Collateral Agent.

12.	POWER OF ATTORNEY
The Chargor by way of security hereby irrevocably appoints the Collateral Agent and the persons deriving title under it and any Receiver appointed hereunder jointly and also severally to be its attorney to execute and complete in favour of the Collateral Agent or its nominees or of any purchaser any documents which the Collateral Agent may require for perfecting its title to or for vesting the Securities or any property, assets or rights hereby charged or agreed to be charged in the Collateral Agent or its nominees or in any purchaser and otherwise generally for it and in its name and on its behalf and as its act and deed or otherwise to execute, seal and deliver and otherwise perfect and do any such legal or other mortgage, charge or assignment as aforesaid and all such deeds, assurances, agreements, instruments, acts and things which may be required for the full exercise of all or any of the powers hereby conferred or which may be deemed proper on or in connection with any sale or other disposition thereof or any of the purposes aforesaid.  The Chargor hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which any such attorney may execute or do.
13.	CONTINUING SECURITY
13.1
This security shall be a continuing security notwithstanding any settlement of account or other matter whatsoever and is in addition to and shall not merge or otherwise prejudice or affect any other right or remedy of the Collateral Agent or the security created by any deposit of documents or any guarantee, lien, pledge, bill, note, mortgage or other security now or hereafter held by or available to the Collateral Agent and shall not be in any way prejudiced or affected thereby or by the invalidity thereof or by the Collateral Agent now or hereafter dealing with, exchanging, releasing, modifying or abstaining from, perfecting or enforcing any of the same or any rights which it may now or hereafter have or giving time for payment or indulgence or compounding with any other person liable.

13.2
It shall be lawful for but not obligatory on the Collateral Agent to advance and pay all sums of money necessary for the purpose of remedying any breach or breaches of covenants or obligations whether imposed on the Chargor under the provisions of this Deed or any collateral or additional charges or securities hereto or implied by law and all monies so paid and all costs and expenses incurred by the Collateral Agent in relation to any payment or act by or on behalf of the Collateral Agent shall be repayable on demand and in addition to the other monies hereby secured and shall bear interest at the Default Rate.

14.	CURRENCY
14.1
All moneys received or held by the Collateral Agent or by a Receiver under this Deed may from time to time after demand has been made by the Collateral Agent be converted into such other currency as the Collateral Agent considers necessary or desirable to cover the obligations and liabilities (actual or contingent) of the Chargor in that other currency at the then prevailing spot rate of exchange of the Collateral Agent (as conclusively determined by the Collateral Agent) for purchasing that other currency with the existing currency.

14.2
Neither the Collateral Agent nor any Receiver shall be liable to the Chargor for any loss resulting from any fluctuation in exchange rates before or after the exercise of any of the powers under this Deed.

14.3
No payment to the Collateral Agent (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Chargor in respect of which it was made unless and until the Collateral Agent shall have received payment in full in the currency in which such obligation or liability was incurred and to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such obligation or liability (actual or contingent) expressed in that currency, the Collateral Agent shall have a further separate cause of action against the Chargor and shall be entitled to enforce the charges hereby created to recover the amount of the shortfall.

15.	INDEMNITY
The Chargor hereby agrees to indemnify both the Collateral Agent and any Receiver against all losses, actions, claims, expenses, demands and liabilities whether in contract, tort, equity or otherwise now or hereafter incurred by it or him or by any manager, officer, director or employee for whose liability, act or omission it or he may be answerable, responsible or liable for anything done or omitted in the exercise or purported exercise of the powers herein contained or occasioned by any breach by the Chargor or any of its covenants or other obligations to the Collateral Agent. The Chargor shall so indemnify the Collateral Agent and any such Receiver on demand and shall pay interest on the sums demanded at the Default Rate.
16.	MISCELLANEOUS
16.1
Any statutory or other powers of granting or agreeing to grant or of accepting or agreeing to accept surrenders of leases or tenancies of the property hereby charged or any part thereof shall not during the continuance of this security be capable of being exercised by the Chargor without the prior written consent of the Collateral Agent.

16.2
No neglect, omission or forbearance on the part of the Collateral Agent to take advantage of or enforce any right or remedy arising out of any breach or non-observance or any covenant or condition herein or in any collateral or additional charges or securities hereto contained or implied shall be deemed to be or operate as a general waiver of such covenant or condition or the right to enforce or take advantage of the same in respect of any breach or non-observance thereof either original or recurring.

16.3
Each of the provisions of this Deed is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and unenforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

16.4
Any demand or notice hereunder may, without prejudice to any other effective mode of making the same, be deemed to have been properly and effectively made, given and served to and on the Chargor at any time by a letter sent to them by registered post addressed to its registered office and signed by the Collateral Agent or any manager, officer, director, secretary, attorney, agent or lawyer on its behalf and every such demand or notice posted in the Cayman Islands shall be deemed to have been given and served on the day following the posting thereof.  Any such notice or demand or any certificate as to the amount at any time secured hereby shall be conclusive and binding upon the Chargor if signed by an officer of the Collateral Agent.

16.5
The Chargor shall pay all stamp duty to which this Deed may at any time be subject and shall on demand indemnify the Collateral Agent against any losses resulting from any failure to pay or delay in paying the same.

17.	GOVERNING LAW
This Deed shall be governed and construed solely according to the laws of the Cayman Islands and the parties hereby submit to the non-exclusive jurisdiction of the Courts of the Cayman Islands.
[Signatures on following page]

IN WITNESS WHEREOF the Parties have duly executed this Debenture as a Deed on the date stated at the beginning of it.
SIGNATORIES

SIGNED by Lombard Medical, Inc. in the presence of:	) ) )	By:
	) )	Name: Position:
Witness signature
Name:
Address:
Occupation:

SIGNED by Oxford Finance LLC in the presence of:	) ) )
) )
Witness signature
Name:
Address:
Occupation: